Exhibit 5.2

argenx SE Willemstraat 5 4811AH Breda The Netherlands

Amsterdam

Freshfields Bruckhaus Deringer LLP

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T  +31 20 485 7000

+31 20 485 7633 (Direct)

F   +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

ACTIVE/95398127.6/2

Our Ref

DJS/BS

CLIENT MATTER NO. 163871/0014

1 June 2018

Dear Sir/Madam,

ARGENX SE — FORM F-3 REGISTRATION STATEMENT

Introduction

1.             We have acted as Dutch law legal advisers to argenx SE (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form F-3 filed with the United States Securities and Exchange Commission (the SEC) on 1 June 2018 (the Registration Statement) relating to the registration under the United States Securities Act of 1933, as amended, for the issue and sale by the Company from time to time and in one or more offerings (each a Transaction), inter alia, an indeterminate amount of the Company’s securities, which may include ordinary shares in the capital of the Company each with a nominal value of EUR 0.10, (the Ordinary Shares), including Ordinary Shares represented by American Depositary Shares, warrants to purchase the Company’s securities (the Warrants), debt securities (the Debt Securities), and units comprised of any of the foregoing securities (the Units, and, together with the Ordinary Shares, including Ordinary Shares represented by American Depositary Shares, Warrants and Debt Securities, the Securities). The Registration Statement provides that each time the Company offers Securities under the Registration Statement, a prospectus supplement will be provided that will contain more specific information about the specific terms of the offering.

This opinion letter is delivered to you pursuant to your request.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:
Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

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Documents reviewed

2.                                      In rendering the opinion, we have examined the following documents:

(a)                                scanned copy of the Registration Statement;

(b)                                an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 1 June 2018 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects as at 12.28 hrs CEST on the date hereof (the Extract);

(c)                                 a print-out of an electronic online confirmation from the insolvency register from the district court of Rotterdam through www.rechtspraak.nl and the online EU Insolvency register dated 1 June 2018 that the Company has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Rotterdam by telephone to be correct as at 12.38 hrs CEST on the date hereof; and

(d)                                a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 26 April 2017 relating to the conversion of the legal form of the Company into an SE or European Company and amendment of the articles of association (statuten) of the Company (the Deed of Amendment), which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association).

The documents referred to above in items (a) to (d) (inclusive) are herein referred to as the Documents; and the document referred to above in item (d) is herein referred to as the Corporate Document.

Nature of Opinion and Observations

3.                                      This letter is subject to the following nature of opinion and observations:

(a)                                Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)                                Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of a Transaction will not contravene Dutch law, its application or interpretation if altered in the future;

(c)                                 Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)                                Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(e)                                 Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)                                  Effects of Opinion: the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents;

(g)                                 Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials; this opinion letter is subject to any factual matters, documents or events not disclosed to us;

(h)                                Tax: we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or a Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(i)                                    Operational Licenses: we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including a Transaction);

(j)                                   Anti-trust: we have not considered whether the transactions contemplated by the Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(k)                                Data Protection: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(l)                                    Legal Concepts: Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; and

(m)                            Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.             On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1 and the qualifications in Schedule 2, we are of the opinion that the Ordinary Shares, including Ordinary Shares represented by American Depositary Shares, when issued by the Company (including when issued as part of Units) and accepted by the acquiror(s), will be validly issued, fully paid and non-assessable.

Benefit of opinion

5.             This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

Governing law

6.             This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.(1)

Consent

7.             We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

(1)  The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

Schedule 1
ASSUMPTIONS

In considering the Opinion Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)                                Authenticity: all signatures, stamps and seals on all documents in connection with this opinion (whether as originals or copies) are genuine and all such documents are authentic, accurate and complete;

(b)                                Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)                                 No Amendments: none of the Documents has since its execution been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(d)                                Registration:        the Registration Statement has been or will have been filed with the SEC and declared or automatically become effective pursuant to the Securities Act;

(e)                                 Corporate Document: at the time when the Corporate Document was signed or will be signed, as the case may be, each person who is a party to or signatory of the Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign the Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed the Corporate Document;

(f)                                  Extract: the information set forth in the Extract is accurate and complete on the date hereof;

(g)                                 No Insolvency: (i) the Company has not been declared bankrupt (failliet verklaard), (ii) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling), (iii) the Company has not become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (g)(i) and (g)(ii) referred to as the Insolvency Proceedings) referred to in section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (iv) the Company has not been dissolved (ontbonden), (v) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (vi) no order for the administration (bewind) of the assets of the Company has been made;

(h)                                Articles of Association: the Articles of Association have not been amended;

(i)                                    Shares the authorised share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Ordinary Shares; any Ordinary Share shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly adopted by the corporate body(ies) (orga(a)n(en)) of the Company duly authorized to do so; the issue price for any Ordinary Share shall at least equal the nominal value thereof, shall have been satisfied in full in cash and shall have been received and accepted by the Company ultimately upon the issuance of such Ordinary Share and, where relevant, the Company shall have consented to payment in a currency other than Euro and the Company shall in case of a payment in a currency other than Euro have obtained a statement as referred to in Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code on the corresponding amount in Euro;

(j)                                   No Public Offering: no public offering of the Ordinary Shares (including Ordinary Shares represented by American Depositary Shares and Ordinary Shares issued as part of Units) shall be conducted in the Netherlands and no actions shall have been taken that would result in a public offering in the Netherlands;

(k)                                Listing of Shares: unless the Company duly relies on an exemption under the EU Prospectus Directive and the new Prospectus Regulation, the Ordinary Shares (including Ordinary Shares represented by American Depositary Shares and Ordinary Shares issued as part of Units) shall have been admitted to trading on Euronext Brussels pursuant to and following the approval and publication of a prospectus drawn up in accordance with the EU Prospectus Directive and the new Prospectus Regulation;

(l)                                    Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(m)                            Anti-terrorism, Money Laundering: the parties to a Transaction comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of a Transaction is consistent with all such laws and regulations;

(n)                                No Director Disqualification: none of the directors of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod));

(o)                                Shares: the issue, offering, sale, transfer, payment and delivery of the Ordinary Shares (including Ordinary Shares represented by American Depositary Shares and Ordinary Shares issued as part of Units), each distribution (electronically or otherwise) of any circulars, documents or information relating to the Company and/or the Ordinary Shares (including Ordinary Shares represented by American Depositary Shares and Ordinary Shares issued as part of Units) and any and all invitations, offers, offer advertisements, publications and other documents relating to a Transaction have been and will continue to be made in conformity with the provisions of the Registration Statement and any relevant prospectus supplement; and

(p)                                Relevant Time: each time when any Ordinary Shares (including Ordinary Shares represented by American Depositary Shares and Ordinary Shares issued as part of Units) are issued, each of the assumptions made in this opinion will be correct in all respects by reference to the facts and circumstances then existing.

Schedule 2
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)                                 Insolvency Proceedings: our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, (preliminary) suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures or otherwise;

(b)                                 Creditor Action: our opinion is subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)                                  Limitations under Dutch law: the validity and enforceability of obligations of a Company are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Dutch law to obligors generally;

(d)                                 Scope of Objects: the Company may invoke the nullity of any legal act (rechtshandeling) if such legal act was outside its objects and the other party to such legal act was or should — without investigation - have been aware of this; however, the determination of whether a legal act is within the objects of the Company may not be based solely on the description of these objects in the Company’s articles of association, but must take into account all relevant circumstances, including in particular the question whether the interests of the Company are served by the relevant legal act;

(e)                                  Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit enforceability; and

(f)                                   Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of Ordinary Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code and holders of Ordinary Shares cannot be held personally liable for acts performed in the name of the Company and cannot be held liable to contribute to losses of the Company in excess of the amount which must be paid up on their shares as provided for by Section 2:64 of the Dutch Civil Code; and

(g)                                  Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct; however, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.